Exhibit 99.1

NEWS RELEASE

Date:	April 9, 2009
FOR IMMEDIATE RELEASE

Contact:	Dave Mossberg
Beacon Street Group
817-310-0051

XETA Technologies to Deliver Professional Services Supporting

Samsung Telecommunications America

BROKEN ARROW, Oklahoma - XETA Technologies (Nasdaq: XETA), a national provider of converged communications solutions for the enterprise marketplace, announced today that it has signed an agreement to provide professional services for Samsung customers in North America.  The agreement, which is estimated to generate more than $2 million in annual service revenue for XETA, begins in April 2009 and is for a three-year period with an option to extend for an additional two years.

Under the terms of the agreement, XETA will collaborate with Samsung Business Communication Systems (BCS) to create a professional services organization in support of Samsung North American channel partners and customers.  This new organization will integrate Samsung and XETA capabilities and will be housed in a new state-of-the art facility near Samsung Telecommunications America headquarters in Richardson, Texas.  “This new facility will be a ‘Center of Excellence’ where the Samsung team can leverage XETA’s 24/7 call center and nationwide service footprint to provide best-in-class service and support to Samsung dealers and customers,” said Scott Davis, Executive Director of XETA Technologies.

“This agreement with XETA is an important step towards growth in the North American business communications market,” said Douglas Wonson, Vice President and General Manager of Samsung Business Communication Systems. “The addition of their nationwide service footprint and strong technical competencies allows us to immediately augment service levels for our channel partners and customers, and accelerate our growth in the SMB market.”

“In addition to bringing a significant base of recurring revenue, this agreement immediately adds the competencies of a talented group of service professionals and a service relationship with a new vendor that is poised to grow in the small to medium size enterprise market.” said Greg Forrest, CEO of XETA Technologies.  “Samsung has been investing in its North American dealer channel, doubling the size of its sales force, adding new marketing support, dealer incentives and flexible financing options. We look forward to enhancing their growth strategy.”

“This agreement gives our channel partners access to resources that can extend their reach and accelerate revenue generation by closing knowledge gaps, and provide our customers with the advantage of a seamless, knowledgeable around-the-clock, nationwide support network.” Said Bart Kohnhorst, Vice President - Sales & Marketing, Samsung Business Communication Systems.

About XETA

XETA sells, installs and services advanced communication technologies for small, medium, and fortune 1000 enterprise customers.   The Company maintains the highest level of technical competencies with multiple vendors including Avaya, Mitel, Nortel, Hitachi and Samsung.  With a 27-year operating history and over 16,000 customers from coast to coast, XETA has maintained a commitment to extraordinary customer service. The Company’s in-house 24/7/365 call center, combined with a nationwide service footprint offers customers comprehensive equipment service programs that ensure network reliability and maximized network up-time. More information about XETA (Nasdaq: XETA) is available at www.xeta.com. Click on the following link to join our e-mail alert list: http://www.b2i.us/irpass.asp?BzID=1585&to=ea&s=0

About Samsung Telecommunications America

Samsung Telecommunications America, LLC, a Dallas-based subsidiary of Samsung Electronics Co., Ltd., researches, develops, and markets wireless handsets and telecommunications products throughout North America.

About Samsung Business Communication Systems

Samsung Business Communication Systems (BCS), a Dallas-based division of Samsung Telecommunications America (STA), is the distribution arm for the Company’s line of business communications solutions. Targeting small- to medium-sized businesses, Samsung BCS offers an elite line of telephony-based customer premise equipment (CPE) with dynamic architecture that can accommodate tremendous growth at low incremental costs to meet a variety of communications needs. As an innovator in convergence technology, Samsung’s business communications systems combine traditional voice and data capabilities with wireline and wireless technologies providing fully integrated, converged communications platforms and applications. In addition to CPE, Samsung BCS also offers a comprehensive line of voice processing equipment, CTI applications and wireless solutions. For more information, please visit www.samsung.com/bcs.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements concerning recurring service revenue expectations and growth plans for Samsung.  These and other forward-looking statements (generally identified by such words as “expects,” “plans,” “believes,” “likely,” “anticipates” and similar words or expressions) reflect management’s current expectations, assumptions, and beliefs based upon information currently available to management. Investors are cautioned that all forward-looking statements are subject to certain risks and uncertainties which are difficult to predict and that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to:  a premature termination of the Company’s agreement with Samsung, the U.S. and global economic crisis and its impact on capital spending trends in the Company’s markets, and additional factors described in Item 1.A entitled “Risk Factors” contained in Part I of the Company’s Form 10-K for its fiscal year ended October 31, 2008, and in the Risk Factors section of the Company’s Form 10-Q for its first quarter of the 2009 fiscal year.